CONSENT  OF  J.  PAUL  KENOTE,  CPA,  P.C.

April  20,  1999

Anything  Internet  Corporation
3020  North  El  Paso,  Suite  103
Colorado  Springs,  CO  80907

Re:  Anything  Internet  Corporation
     Fka  Anything,  Inc.
     Registration  Statement  on  Form  SB-2

Ladies  and  Gentlemen:

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We  hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 21, 1998 (which contains an explanatory paragraph that describes a condition that raises substantial doubt as to the ability of the Company to continue as a going concern) relating to the financial statements of Anything Internet Corporation (fka Anything, Inc.) appearing in such Statement. We also consent to the references to use under the headings "Experts" in such Statement.

Sincerely,

J.  PAUL  KENOTE,  CPA,  P.C.


/s/  J.  Paul  Kenote
J.  Paul  Kenote,  CPA